EXHIBIT 99.1

Contact: Michael Sheehan (305) 539-6572

Lynn Martenstein (305) 539-6573

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD. VOLUNTARILY

REVISES FUEL SUPPLEMENT

MIAMI – March 10, 2008 – After working closely with the Florida Attorney General’s office, Royal Caribbean Cruises Ltd. today announced it has voluntarily agreed to eliminate its fuel supplement on any bookings made prior to the announcement of the fuel supplement on November 16, 2007.

Royal Caribbean will eliminate the fuel supplement for any guests who had a booking made prior to November 16. Guests booked before November 16 who paid the fuel supplement and have taken their cruise will receive a refund through the form of payment used to purchase their sailing. Guests booked before November 16 who paid the fuel supplement and have not taken their cruise will receive their refund as an onboard credit during their sailing.

As originally announced, the company did not charge the fuel supplement to guests with bookings made and paid in full before November 16. It will now eliminate the fuel supplement for guests with bookings made but not paid in full before that date. These latter guests were also provided with a three-week period in which to cancel their sailing without penalty.

The company has been in discussions with the Florida Attorney General’s office to ensure the fuel supplement was implemented in a fair and reasonable manner.

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ROYAL CARIBBEAN CRUISES LTD. VOLUNTARILY

REVISES FUEL SUPPLEMENT	2-2-2-2

The fuel supplement, which remains in place for North American bookings made on or after November 16, 2007, involves three Royal Caribbean Cruises Ltd. brands: Royal Caribbean International, Celebrity Cruises and Azamara Cruises. The fuel supplement consists of a $5 per-guest, per-day charge for sailings that depart on or after February 1, 2008. The fuel supplement applies only to the first and second guests in each stateroom and does not exceed $70 per person per sailing.

Today’s announcement will have no impact on the company’s revenue projections and the company reaffirms its previous yield guidance.

The Florida Attorney General’s office is expected to issue a press release regarding this matter Tuesday morning.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisières de France. The company has a combined total of 37 ships in service and seven under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin and South America and New Zealand. Additional information can be found on www.royalcaribbean.com , www.celebrity.com . www.pullmantur.es , www.azamaracruises.com , or www.rclinvestor.com .

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